Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 14, 2018
Alexion Pharmaceuticals, Inc.
121 Seaport Blvd.
Boston, MA 02210
Re: Registration Statement on Form S-3 filed on August 14, 2018
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), including the prospectus dated August 14, 2018 filed therewith (the “Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) by Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Act”).  The Prospectus registers for resale up to 8,485,736 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, by certain stockholders of the Company as described in the Prospectus, which Shares are covered by the Registration Statement.
We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed appropriate in order to enable us to render the opinions set forth herein.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, and are fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP